Exhibit 99.1
Dendreon Appoints Hans Bishop as Chief Operating Officer
— Seasoned Global Oncology Executive Joining Team,
Expanding Company’s Commercial Expertise —
SEATTLE (December 10, 2009) - Dendreon Corporation (Nasdaq: DNDN) today announced that Hans Bishop has joined the Company as chief operating officer, effective January 4, 2010. Mr. Bishop most recently served as president of the specialty medicine business at Bayer, where he was responsible for a diverse portfolio of oncology, hematology, and neurology products. Mr. Bishop also served as an executive vice president of Bayer Healthcare LLC.
As a member of the Dendreon executive management team, Mr. Bishop will be responsible for preparing for and leading the commercial launch of PROVENGE® (sipuleucel-T), including sales and marketing, as well as manufacturing, supply chain, quality, and facilities engineering.
“Hans’ extensive and successful global commercial experience will add tremendous value to Dendreon’s already strong executive team as we prepare for the launch of PROVENGE in the coming year,” said Mitchell H. Gold, M.D., president and chief executive officer. “Hans’ deep knowledge of sales and marketing, manufacturing and operations will be integral to our success as we transform Dendreon into a commercial organization and work to fulfill our mission of transforming the lives of patients with cancer.”
During his tenure leading specialty medicine at Bayer HealthCare, Mr. Bishop grew the specialty medicine business into a €3 billion global franchise, including overseeing the successful growth of Nexavar® and the significant expansion of the company’s oncology pipeline. Prior to this position, Mr. Bishop served at Chiron Corporation as senior vice president of global commercial operations, as well as vice president and general manager of European biopharmaceuticals. In these roles, Mr. Bishop was responsible for commercial operations for the Global Biopharmaceuticals Division, leading country operations and programs such as new product development and pricing.
Earlier in his career, Mr. Bishop served in roles of increasing responsibility that included sales & marketing as well as business development at Glaxo Wellcome and SmithKline Beecham. He also spent four years as the executive vice president of operations with a global telecom service company, where he managed nine subsidiaries on three continents, before facilitating the sale of the company in 2004.
Mr. Bishop received a B.S. in chemistry from Brunel University in London.
About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce ACI product candidates designed to stimulate an immune response. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington, and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
Contact Information:

Katherine Stueland
Vice President, Corporate Communications and Investor Relations
206-829-1522
kstueland@dendreon.com